Exhibit 10.2
CALLON PETROLEUM COMPANY
PERFORMANCE SHARE AWARD AGREEMENT
     THIS AGREEMENT is entered into this 1st day of June, 2009, between Callon Petroleum Company, a Delaware corporation (the “Company”) and Steven B. Hinchman (“Grantee”), an employee of the Company. The Compensation Committee (the “Committee”) of the Company has authorized the grant of shares of common stock of the Company, par value $0.01 per share (“Shares”), set forth below to Grantee.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:
     1. Grant. Subject to all of the terms, conditions and provisions of this Agreement, the Company hereby grants 100,000 Shares (the “Time Shares”) and 100,000 Shares (the “Performance Shares”) of common stock. Shares issued shall consist of authorized but unissued shares or issued shares of common stock reacquired by the Company. The Company will issue only such number of shares of the Company net of the number of shares sufficient to satisfy tax withholding requirements valued at the average of the opening and closing NYSE market price on the date of vesting unless Grantee elects to pay such withholdings in cash on terms acceptable to the Company.
     2. Time Shares Vesting. Subject to paragraphs (4), (5), (6), and (7) hereof, the Time Shares shall vest 100% and become freely tradable on the fourth anniversary following the award date, provided that Grantee maintains continuous employment through such anniversary date. If the Company terminates Grantee’s employment without Cause prior to such fourth anniversary date, the Time Shares will vest in proportion to such elapsed time from the award date to the termination date.
     3. Performance Shares Adjustment. The Performance Shares shall be subject to an adjustment in accordance with the procedures and calculations as explained in Exhibit A attached to and deemed a part of this Agreement (the “Adjusted Performance Shares”).
     4. Change in Control. Notwithstanding paragraph (2) and (3) hereof, upon involuntary termination of employment (other than for “Cause”, as defined herein) within twenty-four (24) months immediately following a Change in Control, all unvested portions of the Time Shares shall automatically vest and the Performance Shares shall be adjusted in accordance with the peer company comparison from the date of this award to the date of termination. For purposes hereof, a “Change in Control” shall have occurred if any of the following occur:
(a) Change in Ownership. A change in ownership of the Company occurs on the date that any “Person” (as defined in below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock. However, if any Person is considered to own already more than fifty percent (50%) of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control; or
(b) Change in Effective Control. Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on the date during any twelve (12) month period when a majority of members of the Board of Directors (the “Board”) is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c) Change in Ownership of Substantial Portion of Assets. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least eighty percent (80%) of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the Company’s outstanding stock.

For purposes of this paragraph (4),
(i) “Person” shall have the meaning given in Section 7701(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). Person shall include more than one Person acting as a group as defined by the final Treasury Regulations issued under Section 409A of the Code.
(ii) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.
     The provisions of this paragraph (4) shall be interpreted in accordance with the requirements of the final Treasury Regulations issued under Section 409A of the Code, it being the intent of the parties that this paragraph (4) shall be in compliance with the requirements of said Section of the Code and said Regulations.
     5. Termination of Employment upon Death. Notwithstanding paragraph (2) hereof, in the event Grantee’s employment with the Company is terminated due to the death of Grantee, all unvested portions of the Time Shares and the Performance Shares shall automatically vest and become freely tradable by Grantee’s estate or by a person who acquires the rights to the Time Shares and the Performance Shares by bequest or inheritance.
     6. Termination of Employment upon Disability or Retirement. Notwithstanding paragraph (2) hereof, in the event Grantee’s employment with the Company is terminated due to the Disability or Retirement of Grantee, all unvested portions of the Time Shares and the Performance Shares shall automatically vest and become freely tradable. For purposes hereof, “Disability” of Grantee shall be the physical or mental inability of Grantee to carry out the normal and usual duties of his employment on a full-time basis for an entire period of six (6) continuous months together with the reasonable likelihood as determined by the Board (excluding Grantee) of the Company that Grantee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment. For purposes hereof, “Retirement” shall be the voluntary termination of employment from the Company on any date after Grantee attains the normal retirement age of seventy (70) years.
     7. Termination of Employment for Cause. Notwithstanding paragraph (2) hereof, if Grantee’s employment is terminated for Cause, upon written Notice of Termination for Cause given by the Company to Grantee, all unvested portions of the Time Shares and the Performance Shares granted hereunder shall be cancelled, shall not vest and shall be returned to the Company. As used herein, “Cause” shall mean any of the following events: (i) misconduct or neglect of duties which in the business judgment of the Board (excluding Grantee) has adversely affected the Company; (ii) the commission by Grantee of an act of fraud or embezzlement; (iii) the commission by Grantee of any other action with the intent to injure the Company; (iv) theft or conviction of a felony or any crime involving dishonesty or moral turpitude; (v) Grantee having misappropriated the property of the Company; (vi) Grantee having violated any law or regulation relating to the business of the Company which results in injury to the Company; or (vii) failure or refusal to perform employment duties (other than any such failure resulting from Grantee’s incapacity due to physical or mental illness).
     Termination for Cause shall require the vote of a majority of the members of the Committee, excluding Grantee.
     8. Involuntary Termination without Cause. Notwithstanding paragraph (3) hereof, upon involuntary termination of employment without Cause, all unvested portions of the Performance Shares shall be adjusted in accordance with the peer company comparison from the date of this award to the date of termination.
     9. Termination of Employment. For purposes of paragraphs (4), (5), (6), and (8) hereof, such termination of employment shall constitute a “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder). Notwithstanding paragraph (2) hereof, if Grantee’s employment with the Company is terminated other than pursuant to paragraphs (4), (5), (6), and (8) hereof, all unvested portions of the Shares granted hereunder shall be cancelled, shall not vest and shall be returned to the Company.
     10. Notice of Termination. Any termination of Grantee’s employment by the Company or by Grantee (other than termination pursuant to paragraph (5) above) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth the facts and circumstances to provide a basis for termination of Grantee’s employment under the provision so indicated.
     11. No Employment Commitment. Grantee acknowledges that neither the grant of Time Shares, Performance Shares and if applicable, Adjusted Performance Shares nor the execution of this Agreement by the Company shall be interpreted or construed as imposing upon the Company an obligation to retain his services for any stated period of time, which employment shall continue to be at the pleasure of the Company at such compensation as it shall determine, unless otherwise provided in a written employment agreement.
     12. Non-Transferability, Voting Rights and Dividends. The unvested portion of the Time Shares, Performance Shares and if applicable, Adjusted Performance Shares granted hereunder may not be sold, assigned, transferred, pledged, or otherwise encumbered. The unvested portion of the Time Shares, Performance Shares and if applicable, Adjusted Performance Shares shall not have any rights as a stockholder, including the right to dividends, with respect thereto unless and until certificates for shares of common stock are issued to him or her.
     13. Grantee’s Agreement. Grantee expressly and specifically agrees that:
          (a) With respect to the calendar year in which the Time Shares, Performance Shares and if applicable, Adjusted Performance Shares vest, Grantee shall include in his gross income for federal income tax the fair market value equal to the average of the opening and closing price NYSE market price of the common stock on the date of vesting;
          (b) Unless otherwise specifically provided in a written employment agreement, the grant of Time Shares, Performance Shares and if applicable, Adjusted Performance Shares is special incentive compensation which shall not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to Grantee under any 401(k), pension plan, thrift, stock or deferred compensation plan of the Company, as the case may be; and
          (c) On behalf of Grantee’s beneficiary, such grant shall not affect the amount of any life insurance coverage available to such beneficiary under any life insurance plan covering employees of the Company or any subsidiary.
     14. Delivery of Shares. The delivery of Shares which vest under the terms of this Agreement shall be made upon the earlier of: (a) sixty (60) days following the date on which the right to such Shares vests under paragraph (2) hereof, or (iii) the date of Grantee’s termination of employment under paragraphs (4), (5), (6), or (8) hereof.
     15. Six Month Delay. To the extent (i) any delivery of Shares to which Grantee becomes entitled under this Agreement in connection with Grantee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code, and (ii) Grantee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such delivery shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Grantee’s “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder) with the Company; or (B) the date of Grantee’s death following such separation from service. Upon the expiration of the applicable deferral period, any delivery which would have otherwise been made during that period in the absence of this paragraph (15) shall be delivered to Grantee or Grantee’s beneficiary. Grantee has reviewed with Grantee’s own tax advisors the tax consequences of this Agreement and the transactions contemplated hereby. Grantee is relying solely on his or her tax advisors and not on any statements or representations of the Company or any of its agents and understands that Grantee (and not the Company) shall be responsible for Grantee’s own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby, except as otherwise specifically provided in this Agreement.
     16. Adjustment of Number of Shares and Related Matters.
          (a) In the event of any change in the outstanding common stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board in its sole discretion may appropriately adjust the number of shares of common stock subject to this Agreement, and any and all other matters deemed appropriate by the Board, including the types of securities subject to this Agreement.
          (b) The existence of this Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
          (c) After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, unless otherwise provided by the Board, the number of shares of common stock, other securities or consideration to be received with respect to unvested Shares shall continue to be subject to this Agreement, including vesting provisions thereof.
          (d) If the Company has a Change in Control (as defined above) under circumstances where the Company is not the surviving corporation, while unvested Shares remain outstanding, then the Board may waive any limitations set forth in or imposed pursuant to this Agreement with respect to the Shares such that the vesting of such Shares shall occur upon such Change in Control.
     17. Rights as Shareholder. Grantee will have no rights as a shareholder with respect to any shares covered by this Agreement until the issuance of a certificate or certificates to Grantee for the Shares. Grantee, by his execution of this Agreement, agrees to execute any documents requested by the Company in connection with the issuance of a certificate or certificates for the Shares. Except as otherwise provided in paragraph (16) hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.
     18. Grantee’s Representations. Notwithstanding any of the provisions hereof, Grantee hereby agrees that the Company will not be obligated to issue any Shares to Grantee hereunder, if the issuance of such Shares shall constitute a violation by Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The obligations of the Company and the rights of Grantee are subject to all applicable laws, rules, and regulations.
     19. Grantee’s Acknowledgments. Grantee hereby accepts this Agreement subject to all the terms and provisions hereof. Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under this Agreement.
     20. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this agreement to the laws of another state).
     21. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by any arbitrator to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.
     22. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.
     23. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.
     24. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.
     25. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties.
     26. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.
     27. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
     28. Notice. Any notice or other communication required or given hereunder shall be in writing and shall be deemed to have been effectively given only if delivered personally or sent by certified or registered mail, postage prepaid, to the Company at its principal office and to Grantee at his address as listed on the Company’s records or to such other address as the parties shall designate in writing.
     29. Tax Requirements. The Company makes no commitment or guarantee that any federal, state or local, tax treatment, United States or foreign, will apply or be available to Grantee. Grantee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including, without limitation, any possible tax consequences of this Agreement in connection with Section 409A of the Code. The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes, domestic or foreign, required by law or regulations to be withheld with respect to any taxable event arising in connection with the Shares. With respect to tax withholding required upon the vesting of the Shares, or upon any other taxable event arising as a result of the Shares, Grantee may elect, subject to the approval of the Company in its discretion, to satisfy the withholding requirement, in whole or in part, by having the Company withhold the number of Shares having a fair market value on the date the tax is to be determined equal to the minimum withholding taxes which could be imposed on the transaction, as determined by the Company. All such elections shall be made in writing, signed by Grantee, and shall be subject to any restrictions or limitations that the Company, in its discretion, deems appropriate. The Company, in its discretion, may require that any payments due under this paragraph (29) be made prior to the delivery of any certificate representing shares of common stock. The Company may, in its sole discretion, withhold any taxes due in connection with the Shares from any other cash remuneration otherwise paid by the Company to Grantee.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed and entered into effective on the day and year first above expressed.

ATTEST:		CALLON PETROLEUM COMPANY

By:	/s/ Robert A. Mayfield	By:	/s/ Fred L. Callon

	Robert A. Mayfield Corporate Secretary		Fred L. Callon Chief Executive Officer

Agreed to and Accepted GRANTEE
By:	/s/ Steven B. Hinchman
Steven B. Hinchman

Exhibit A
Calculation of
Performance Shares Adjustment
     Subject to (2) and (3) below, on June 1, 2012, Callon’s “Total Shareholder Return” will be calculated and compared to the same calculated total shareholder return of the selected group of peer companies listed below. The number of Performance Shares awarded will be retroactively adjusted in accordance with payout percentage based on Callon’s relative ranking with the peer companies as shown in the table below.
     For purposes of this calculation, Callon’s total shareholder return and that of the peer companies will be adjusted if necessary for stock splits and the percent increase or decrease will be calculated as follows:
(EP + CD) - BP = % increase or decrease
BP
Ending price (EP) — equals the average daily closing price on the NYSE during the month of April 2012.
Beginning price (BP) — equals the NYSE closing price on June 1, 2009.
Cash Dividends (CD) — equals the cash dividends paid from June 1, 2009 thru December 31, 2011.
     The resulting percentage for Callon and the peer companies will then be ranked. Based on the relative ranking, the number of Performance Shares awarded will be adjusted in accordance with the following table:

Rank	Adjustment
1 or 2	150%
3 or 4	125%
5, 6 or 7	100%
8 or 9	50%
10 or 11	0%
Peer Companies
ATP Oil and Gas Corp.
Energy XXI
Brigham Exploration Co.

Mariner Energy Inc.
Newfield Exploration Co.
Petroquest Energy Inc.
Plains Exploration & Production Co.
Stone Energy Co.
Swift Energy Co.
W & T Offshore Inc.
Vesting provisions applicable to Adjusted Performance Shares:
(1) Subject to (2) and (3) below, Adjusted Performance Shares shall vest 100% and become freely tradable on the third anniversary following the award date.
(2) Upon an involuntary termination of employment (other than for Cause), including an involuntary termination of employment (other than for Cause) within twenty-four (24) months immediately following a Change in Control, or upon Death or termination of employment due to Disability of Grantee, the performance period will end on the effective date of the event and the adjustment described above will be calculated. The Adjusted Performance Shares shall vest 100% and become freely tradable on that date.
(3) Upon Retirement on any date after Grantee attains the normal retirement age of 70 years, the performance period will end on the effective date of the event and the adjustment described above will be calculated. The Adjusted Performance Shares shall vest 100% and become freely tradable on that date.
(4) For purposes of paragraphs (2) and (3) hereof, such termination of employment shall constitute a “separation from service” (as such term is defined in final Treasury Regulations issued under Section 409A of the Code and any other guidance issued thereunder). Notwithstanding paragraph (1) hereof, if Grantee’s employment with the Company is terminated other than pursuant to paragraphs (2) or (3) hereof, all unvested portions of the Adjusted Performance Shares granted hereunder shall be cancelled, shall not vest and shall be returned to the Company.
Note: In the event one or more of the listed peer companies is involved in a merger/acquisition, the named peer company(s) will be adjusted either by replacing said peer company(s) with a suitable replacement or in the event no suitable replacement is determined, said peer company(s) will drop to the bottom of the ranking.